Exhibit 21

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

Name of Company	Jurisdiction
Hess Bakken Investments II L.L.C.	Delaware
Hess Capital Holdings Limited	Cayman Islands
Hess Capital Limited	Cayman Islands
Hess Capital Services Corporation	Delaware
Hess Capital Services L.L.C.	Delaware
Hess Conger LLC	Delaware
Hess Denmark Aps	Denmark
Hess Exploration and Production Malaysia B.V	The Netherlands
Hess Exploration Australia PTY Limited	Australia
Hess Energy Exploration Limited	Delaware
Hess Equatorial Guinea Inc.	Cayman Islands
Hess Exploration & Production Holdings Limited	Delaware
Hess (Ghana) Limited	Cayman Islands
Hess GOM Exploration L.L.C	Delaware
Hess Gulf of Mexico Ventures L.L.C.	Delaware
Hess International Holdings Corporation	Delaware
Hess Middle East New Ventures Limited	Cayman Islands
Hess (Netherlands) Oil & Gas Holdings C.V.	The Netherlands
Hess Norge AS	Norway
Hess North Dakota Pipelines L.L.C	Cayman Islands
Hess Norway LP	Cayman Islands
Hess Ohio Developments, L.L.C	Delaware
Hess Ohio Sub-Holdings L.L.C	Delaware
Hess Oil and Gas Holdings Inc.	Cayman Islands
Hess Oil Company Of Thailand (JDA) Limited	Cayman Islands
Hess Shenzi L.L.C	Delaware
Hess Stampede L.L.C	Delaware
Hess Tioga Gas Plant L.L.C	Delaware
Hess Trading Corporation	Delaware
Hess Tubular L.L.C	Delaware
Hess West Africa Holdings Limited	Cayman Islands

Other subsidiaries (names omitted because such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary).

Each of the foregoing subsidiaries conducts business under the name listed, and is 100% owned by the Registrant.